                  JOINT FILER INFORMATION

NAME:              HSU Investments, Limited
ADDRESS:      3500 Lakeside Court
       Suite 200
       Reno, Nevada  89509

Designated Filer:     Jane Hsiao, Ph.D.

Issuer and Ticker Symbol:    IVAX Corporation  (IVX)

Date of Event Requiring            November 5, 2004
   Statement

HSU INVESTMENTS, LIMITED
By:  HSU Investment, Inc., its general partner

By:  /s/ Kristy Hsiao
   Kristy Hsiao, President